                                                                                   Exhibit 99(c)

                         Entergy Louisiana, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                    Twelve Months Ended
                                                                                                    June 30,
                                                    1997      1998      1999      2000      2001      2002
Fixed charges, as defined:
Total Interest                                     $128,900  $122,890  $117,247  $111,743  $116,076  $105,733
  Interest applicable to rentals                      9,203     9,564     9,221     6,458     7,951     6,951
                                                   ----------------------------------------------------------
Total fixed charges, as defined                     138,103   132,454   126,468   118,201   124,027  $112,684

Preferred dividends, as defined (a)                  22,103    20,925    16,006    16,102    12,374    $9,648
                                                   ----------------------------------------------------------

Combined fixed charges and preferred dividends,    $160,206  $153,379  $142,474  $134,303  $136,401  $122,332
as defined                                         ==========================================================


Earnings as defined:

  Net Income                                       $141,757  $179,487  $191,770  $162,679  $132,550  $193,996
  Add:
    Provision for income taxes:
Total Taxes                                          98,965   109,104   122,368   112,645    86,287   120,246
    Fixed charges as above                          138,103   132,454   126,468   118,201   124,027   112,684
                                                   ----------------------------------------------------------

Total earnings, as defined                         $378,825  $421,045  $440,606  $393,525  $342,864  $426,926
                                                   ==========================================================

Ratio of earnings to fixed charges, as defined         2.74      3.18      3.48      3.33      2.76      3.79
                                                   ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                       2.36      2.75      3.09      2.93      2.51      3.49
                                                   ==========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent
    (100%) minus the income tax rate.


